Exhibit 10.2

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

Non-Management Directors’ Stock Compensation Plan

1.	Purpose. The purpose of the Commonwealth Telephone Enterprises, Inc. Non-Management Directors’ Stock Compensation Plan (this “Plan”) is to encourage Non-Management Directors (as defined in Section 5 below) to have a personal financial stake in Commonwealth Telephone Enterprises, Inc. (the “Company”) through an ownership interest in the Company’s common stock, par value $1.00 per share (“Common Stock”), thereby aligning the interests of Non-Management Directors with that of the Company’s shareholders.

2.	Administration. This Plan shall be administered by the Board of Directors of the Company or a committee composed of Non-Employee Directors, as such term is defined in Rule 16b-3(b)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the Board of Directors of the Company or such committee may be referred to herein as the “Committee”). Subject to the provisions of this Plan, the Committee is authorized to interpret this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee’s interpretation of this Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, is conclusive and binding upon all parties concerned including the Company, its shareholders and persons granted awards under this Plan.

3.	Shares Subject to the Plan. The shares issued or issuable under this Plan shall not exceed 250,000 shares of Common Stock, subject to adjustment as provided in Section 4 below. Such shares may be authorized and unissued shares or treasury shares. If, after the effective date of this Plan, any shares of Common Stock covered by an award under this Plan, or to which such an award relates, are forfeited, or if such an award otherwise terminates without the delivery of shares of Common Stock or of other consideration, then the shares of Common Stock covered by such award, or to which such award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under this Plan.

4.	Adjustment of and Changes in Shares of Common Stock. In the event of a stock split, stock dividend, extraordinary cash dividend, subdivision or combination of the shares or other change in corporate structure affecting the shares, the number of shares of Common Stock authorized by this Plan shall be increased or decreased proportionately, as the case may be, and the number of shares of Common Stock subject to any outstanding award hereunder shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per share thereunder.

5.	Participants. Any member of the Company’s Board of Directors who is not, as of the grant date of any award to such person, an employee of the Company or any of its “subsidiary corporations” (as such term is defined in Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”)) (“Non-Management Director”) is, except as may be otherwise provided herein, eligible to participate in this Plan. Any holder of an award granted hereunder shall hereinafter be referred to as a “Participant.”

6.	Terms of Awards. As part of the compensation payable to any Non-Management Director, the Committee may grant awards under this Plan in the form of (i) shares of Common Stock and dividend equivalents thereon; (ii) restricted shares of Common Stock; (iii) restricted share units representing the right to receive the value of shares of Common Stock; or (iv) options to purchase shares of Common Stock. The Committee shall grant any such awards in accordance with the compensation policies established from time to time by the Board of Directors of the Company for Non-Management Directors (the “Policies”). Each award hereunder shall be evidenced by a written agreement or instrument (which need not be executed by the Participant) which shall contain the terms and conditions of such award and shall be consistent with the provisions of this Plan.

7.	Grant of Awards in Lieu of Other Director Fees. To the extent consistent with the Policies, and subject to such terms and conditions as the Committee shall determine, the Committee may grant awards under this Plan in lieu of any other fees payable to any Non-Management Director in his or her capacity as such for services to the Board of Directors of the Company.

8.	Certificates: Effectiveness of Registration Statement. Each stock certificate issued pursuant to this Plan may bear an appropriate legend disclosing the restrictions on transferability imposed on such shares by this Plan or by applicable law. Notwithstanding anything to the contrary herein, no shares of Common Stock shall be issued pursuant to an award under this Plan until (i) a Registration Statement on Form S-8 with respect to the shares of Common Stock has been filed with and declared effective by the United States Securities and Exchange Commission and (ii) the related prospectus has been distributed to the Non-Management Directors.

9.	Withholding. Whenever the Company issues shares of Common Stock under this Plan, the Company shall have the right to withhold from sums due the recipient, or to require the recipient to remit to the Company, any amount sufficient to satisfy any federal, state/or local withholding tax requirements prior to the delivery of any certificate for such share.

10.	Section 83(b) Election. Participants shall have the right to make an election under Section 83(b) of the Code, if applicable, with regard to the taxation of awards under this Plan.

11.	Amendment. The Committee may terminate, modify or amend this Plan in such respect as it shall deem advisable. No termination, modification or amendment of this Plan may, without the consent of a Participant, adversely affect a Participant’s rights under an award granted prior thereto. If any provision of this Plan or any award granted hereunder is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or award granted hereunder, or would disqualify this Plan or any award granted hereunder under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or the award granted hereunder, such provision shall be stricken as to such jurisdiction, person or award granted hereunder, and the remainder of this Plan and any such award granted hereunder shall remain in full force and effect.

12.	Duration of the Plan. This Plan shall remain in effect through December 31, 2013.

13.	Expenses of the Plan. The expenses of administering this Plan shall be borne by the Company.

14.	Effective Date. Subject to the approval of this Plan by the shareholders of the Company, this Plan shall become effective as of February 25, 2004, the date the Board of Directors of the Company approved this Plan.

15.	Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws.